UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2019

GENIUS BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 190 N. Canon Drive, 4th Fl. Beverly Hills, CA (Address of principal executive offices)	000-54389 (Commission File Number)	20-4118216 (I.R.S. Employer Identification Number) 90210 (Zip Code)

Registrant’s telephone number, including area code: (310) 273-4222

________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GNUS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2015, Genius Brands International, Inc., a Nevada corporation (the “Company”), issued warrants to purchase up to an aggregate of 1,443,362 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which have an exercise price per share of $3.30 (the “November 2015 Warrants”). On October 5, 2017, the Company issued warrants to purchase up to an aggregate of 1,647,691 shares of Common Stock with an exercise price per share of $3.90 (the “October 2017 Warrants”). On August 20, 2018, the Company issued warrants to purchase up to an aggregate of 1,800,000 shares of Common Stock with an exercise price per share of $3.00 (the “August 2018 Warrants”). On February 19, 2019, the Company issued warrants to purchase up to an aggregate of 945,894 shares of Common Stock with an exercise price per share of $2.21 (the “February 2019 Warrants” and together with the November 2015 Warrants, the October 2017 Warrants and the August 2018 Warrants, the “Existing Warrants”). The November 2015 Warrants were immediately exercisable and are set to expire on November 3, 2020. The October 2017 Warrants were immediately exercisable and are set to expire on October 3, 2020. The August 2018 Warrants were immediately exercisable and are set to expire on August 20, 2023. The February 2019 Warrants were immediately exercisable and are set to expire on February 19, 2024.

On December 16, 2019, the Company entered into Warrant Exercise Agreements (the “Exercise Agreements”) with certain of the holders of the Existing Warrants to purchase an aggregate of 3,646,135 shares of Common Stock (the “Exercising Holders”). Pursuant to the Exercise Agreements, the Exercising Holders and the Company agreed that, subject to any applicable beneficial ownership limitations, the Exercising Holders would exercise their Existing Warrants (the “Investor Warrants”) for shares of Common Stock underlying such Existing Warrants (the “Exercised Shares”) at a reduced exercise price of $0.21 per share of Common Stock. In order to induce the Exercising Holders to cash exercise the Investor Warrants, the Exercise Agreements provide for the issuance of new warrants to purchase up to an aggregate of approximately 3,646,135 shares of Common Stock (the “New Warrants”), with such New Warrants to be issued in an amount equal to the number of the Exercised Shares underlying any Investor Warrants. The New Warrants are exercisable six months and one day after issuance and terminate on the date that is five years following the initial exercise date. The New Warrants have an exercise price per share of $0.3004, which was the Nasdaq Official Closing Price on December 13, 2019.

The New Warrants and the shares of Common Stock issuable upon the exercise of the New Warrants are not being registered under the Securities Act, and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act. The Exercised Shares are registered for resale on effective registration statements previously filed with the Securities and Exchange Commission.

The Investor Warrants are contemplated to be exercised contemporaneously with the execution of the Exercise Agreements. Assuming full exercise of the Investor Warrants and subject to the Exercise Agreements, the Company expects to receive aggregate gross proceeds of up to approximately $765,688 from the cash exercise of the Investor Warrants by the Exercising Holders and issue an aggregate of 3,646,135 shares of Common Stock and New Warrants to purchase an aggregate of 3,646,135 shares of Common Stock to the Exercising Holders.

The Special Equities Group, LLC, a division of Bradley Woods & Co. LTD, acted as the exclusive financial advisor for the transaction in consideration for which it shall receive $53,598.18 and warrants to purchase 255,230 shares of Common Stock.

The description of terms and conditions of the New Warrants and the Exercise Agreements set forth herein do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of New Warrant and Exercise Agreements, copies of which are attached as Exhibits 4.1, 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

1

Item 3.02 Unregistered Sale of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the New Warrants and the shares of Common Stock issuable upon the exercise thereof is hereby incorporated by reference into this Item 3.02.

Item 3.03 Material Modifications to Rights of Security Holders.

The information contained above in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Form of Reload Warrant
10.1	Form of Warrant Exercise Agreement, dated December 16, 2019, between the Company and each of the November 2015 Warrant Holders signatories identified therein
10.2	Form of Warrant Exercise Agreement, dated December 16, 2019, between the Company and each of the October 2017 Warrant Holders signatories identified therein
10.3	Form of Warrant Exercise Agreement, dated December 16, 2019, between the Company and each of the August 2018 Warrant Holders signatories identified therein
10.4	Form of Warrant Exercise Agreement, dated December 16, 2019, between the Company and each of the February 2019 Warrant Holders signatories identified therein

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS BRANDS INTERNATIONAL, INC.

Date: December 16, 2019	By:	/s/ Andy Heyward
	Name:	Andy Heyward
	Title:	Chief Executive Officer

3